Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-35756 of Regeneration Technologies, Inc. on Form S-8 and in Registration Statement No. 333-101957 of Regeneration Technologies, Inc. on Form S-3 of our reports dated March 16, 2005, relating to the consolidated financial statements and financial statement schedule of Regeneration Technologies, Inc. and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Regeneration Technologies, Inc. for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE LLP

Certified Public Accountants

Orlando, Florida

March 16, 2005